Exhibit 99.1
CONTACT:
Janine Orf
(314) 275-3680
FOR IMMEDIATE RELEASE
PATRIOT COAL PROVIDES UPDATE ON FEDERAL MINE
ST. LOUIS, March 7 — Patriot Coal Corporation (NYSE: PCX) today reported that its Federal No. 2 mine near Fairview, West Virginia has experienced two roof falls over the course of the last two weeks. It is the company’s best estimate that longwall production will be curtailed at Federal for three to five weeks as the company takes a conservative approach to remedying the situation and ensuring the safety of its workers. The company believes the condition is temporary and that Federal will resume its normal production rate in the second quarter.
          The lower production at the Federal mine will impact first quarter 2008 earnings. The company has experienced improving markets and expects other favorable offsetting circumstances that were not included in its full-year guidance provided on February 13. The company is currently evaluating if a revision to the guidance is necessary.
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with ten company-operated mines and numerous contractor-operated mines in Appalachia and the Illinois Basin. The company ships to electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.3 billion tons of proven and probable coal reserves. The company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: coal and power market conditions; the outcome of commercial negotiations involving sales contracts or other transactions; our dependence on Peabody Energy in the near future; geologic, equipment and operational risks associated with mining; supplier performance and the availability and cost of key equipment and commodities; our ability to recover coal reserves; labor availability and relations; availability and costs of transportation; legislative and regulatory developments; weather patterns affecting energy demand; availability and costs of competing energy resources; and other risks detailed in the company’s filings with the Securities and Exchange Commission.
# # # # #